UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2009

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 842-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On August 6, 2009, at our 2009 Annual Meeting of Shareholders (the “Annual Meeting”), our shareholders elected Messrs. William M. Adams, Douglas Banker, Christopher J. Davino, Jack Jacobs, Mark A. Sellers, Bruce Steinberg and Samuel S. Weiser to serve as our directors until the 2010 Annual Meeting of Shareholders. The shareholders also approved the issuance of our common stock upon conversion of our unsecured convertible promissory notes held by Sellers Capital Master Fund, Ltd. and SAF Capital Fund LLC in the aggregate principal amount of $12 million, to allow us to comply with the listing rules of the NASDAQ Global Market, and an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million to 65 million. As described below, the Premier Exhibitions, Inc. 2009 Equity Incentive Plan was also approved. In addition, our shareholders ratified the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending February 28, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 6, 2009, at the Annual Meeting, our shareholders approved the Premier Exhibitions, Inc. 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan became effective as of June 17, 2009, the date of the Board approval, and will continue in effect until June 16, 2019, or such earlier date as our Board of Directors may determine. A brief description of the 2009 Plan follows, but is subject to the full text of the 2009 Plan, which is attached as Appendix C to our 2009 Proxy Statement and is hereby incorporated herein by reference.
     The 2009 Plan replaces our Amended and Restated 2007 Restricted Stock Plan, Amended and Restated 2004 Stock Option Plan and 2000 Stock Option Plan, all of which terminated immediately after the Annual Meeting. We will not grant any new awards under those plans but any outstanding awards under the plans will remain outstanding in accordance with their terms.
     Our non-employee Directors, employees and consultants are eligible to participate in the 2009 Plan, which provides for a full range of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, dividend equivalents, and other awards relating to shares of our common stock. The awards are payable in shares, in cash, in a combination of shares and cash, or by any other method determined by our Compensation Committee.
     The maximum number of shares of our common stock that may be issued or transferred with respect to awards under the 2009 Plan is 3,000,000. The 2009 Plan provides that “full-value awards,” meaning all awards other than stock options and stock appreciation rights, will be counted against the 2009 Plan limit in a 2-to-1 ratio. Stock options and stock appreciation rights will be counted against the 2009 Plan limit in a 1-to-1 ratio. Shares covering awards that terminate or are forfeited will again be available for issuance under the 2009 Plan, and upon payment in cash for the benefit provided by any award granted under the 2009 Plan, any shares that were covered by that award will be available for issuance or transfer under the 2009 Plan. However, shares surrendered for the payment of the exercise price under stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2009 Plan. Additionally, when a stock appreciation right is exercised and settled in shares, all of the shares underlying the stock appreciation right will be counted against the 2009 Plan limit, regardless of the number of shares used to settle the stock appreciation right.
     In addition to the 3,000,000 plan limit, the 2009 Plan imposes various individual sub-limits on awards that may be issued or transferred under the 2009 Plan. These limits are necessary to comply with the exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to performance-based compensation.

Item 8.01	Other Events.
     All information set forth above is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Premier Exhibitions, Inc. 2009 Equity Incentive Plan, incorporated by reference to Appendix C of our 2009 Proxy Statement filed with the Securities and Exchange Commission on July 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ John A. Stone
John A. Stone
Chief Financial Officer

Date: August 7, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Premier Exhibitions, Inc. 2009 Equity Incentive Plan, incorporated by reference to Appendix C of our 2009 Proxy Statement filed with the Securities and Exchange Commission on July 1, 2009.